Exhibit 19.1
AMERICAN HEALTHCARE REIT, INC.

AMENDED AND RESTATED
INSIDER TRADING COMPLIANCE POLICY
Adopted as of February 20, 2025

American Healthcare REIT, Inc. (the “Company”) has a culture which requires, and has developed a well- earned reputation for, integrity, ethical conduct and fair dealing. It is the purpose of this Insider Trading Compliance Policy (this “Policy”) to set forth basic guidelines for trading in the Company’s securities (including, without limitation, its common stock) and to preserve its confidential information so as to avoid any situation that might have the potential to damage the Company’s reputation or which could constitute a violation of federal or state securities law by the Company, its officers, directors, or employees. Toward these ends, it is the intention of the Company that it and all its directors, employees, other designated insiders, contractors, and consultants shall comply with and observe all applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

I.MATERIAL NONPUBLIC INFORMATION

General

Federal securities laws and this Policy prohibit buying, selling, gifting, and otherwise trading in common stock and other securities while in possession of material nonpublic information about the issuer or its securities until after the information has been disclosed to, and absorbed by, the market. This prohibition reflects the need, as determined by Congress, the Securities and Exchange Commission (“SEC”) and the courts, to ensure equality of information between corporate “insiders” (i.e., officers, members of the Board of Directors and other individuals having access to material nonpublic information) and members of the investing public. The Company takes seriously its obligation, and that of our employees and directors, to prevent insider trading violations. In addition, the Company will not trade in its securities in violation of applicable securities laws or stock exchange listing standards.

All matters regarding the “materiality” or “nonpublic” nature of any information shall be determined by the General Counsel of the Company. Information relating to the Company or its securities is “material” if it would, as part of the total mix of available information, affect the investment decision of a reasonable investor or if it would have an effect on the market value of the securities. The determination of materiality is not always an easy matter, but it should be remembered that courts which rule on particular transactions or activities have the benefit of hindsight. It is not possible to list every conceivable situation which would involve “material” information that must be disclosed, but the following types of events are illustrative of what could be considered material:

1.Earnings, including whether the Company will or will not meet expectations;
2.Company projections that differs in any way from projections previously published by the Company or from external expectations of analysts and investors;
3.The gain or loss of a significant tenant;
4.Mergers, acquisitions, dispositions, tender offers, joint ventures or changes in assets;
5.A change in, or new, material arrangements;
6.The Company entering into or the termination of any significant contract or agreement or significantly changing its business relationship with any significant business partner;
7.Identification of a new significant business opportunity or the development of new significant technologies or intellectual property;
8.Significant changes to the debt structure of the Company;
9.Changes in control or senior management;
10.Changes in compensation policy;
11.A change in auditors or auditor notification that the Company may no longer rely on an audit report;
12.Financings and other events regarding the Company’s securities (e.g., defaults on debt securities, calls of securities for redemption, repurchase plans, stock splits, public or private sales of additional securities);
13.Changes in the Company’s distribution rates;
14.Significant litigation or regulatory developments;
15.A major cybersecurity incident;
16.The extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results; or
17.Bankruptcy, corporate restructuring or receivership.

The fact that an insider may have had in mind other factors or good intentions in purchasing or selling the Company’s securities while in possession of material nonpublic information may not absolve the insider from liability for such trading.

Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in the Company’s securities. For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading.

This Policy generally does not apply to the exercise by an employee or director of a stock option granted by the Company. This Policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This Policy does not apply to the surrender of stock by an employee or director to the Company, or withholding of stock by the Company from an employee or director, in connection with tax withholding obligations associated with a vesting event.

In addition, this Policy does not apply to purchases of Company securities in the Employee Stock Purchase Plan resulting from the periodic contribution of money to the plan pursuant to an election made at the time of enrollment in the plan, purchases of Company securities resulting from lump sum contributions to the plan, provided that the election to participate by lump sum payment was made at the beginning of the applicable enrollment period, or purchases of Company stock under the Company’s distribution reinvestment plan resulting from the reinvestment of distributions paid on Company securities. This Policy does apply, however, to elections to participate in the Employee Stock Purchase Plan for any enrollment period, to sales of Company securities purchased pursuant to the plan, and to elections to participate in the distribution reinvestment plan or changes in the level of participation in the distribution reinvestment plan. The Policy also applies to sales of any Company stock purchased pursuant to the distribution reinvestment plan.

Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities. For persons covered under Section 16(a) of the Exchange Act (i.e., certain executive officers, directors and beneficial owners), gifts of any size are subject to the reporting requirements outlined in Section III below.

Limitation of Access to and Use of Material Nonpublic Information

The obligation not to trade on material nonpublic information applies not only to the Company and its insiders, but also to family members of insiders and entities controlled by insiders. For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It also applies to former employees and directors and their family members, contractors and consultants who have access to material nonpublic information and persons who obtain material nonpublic information from insiders and use it to their advantage. Thus, liability may be imposed upon the Company, its insiders and also outsiders who are the source of leaks of material information not yet disclosed to the public where the leaks coincide with purchases or sales of the Company’s securities (i) by such insiders or outsiders, (ii) by the Company itself, or (iii) by “tippees” (including relatives, friends, investment analysts, etc.).

Material nonpublic information shall not be disseminated to any person outside the Company and must be distributed within the Company only on a strict “need to know” basis. No employee is permitted to disclose such information selectively or generally to any other employee or outside contact unless the person to whom disclosure is made has a clear right and need to know such information in order to fulfill their job responsibilities and such disclosure is approved by the General Counsel of the Company. It is permissible to have discussions with investment analysts, but material nonpublic information may not be disclosed to an investment analyst without the information being simultaneously released to the public. Under no circumstances should any employee discuss such information with family, relatives or business and social acquaintances.

Unless specifically authorized by the Company’s General Counsel to do so, no employee, officer, director or other insider may disclose nonpublic information about the Company on the Internet (regardless of whether such information is material), and more specifically in investor discussion forums (e.g., Yahoo! Finance, Google Finance or The Motley Fool) or chat rooms or message boards where companies and their prospects are discussed. Messages in these investor forums are typically posted by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit the message writer’s own securities positions. Accordingly, no employee, officer or director of the Company may discuss the Company or Company-related information in such investor forums, regardless of the situation. In addition, disclosures of material nonpublic information through this forum may amount to a “tip” or leak of such information, in violation of this Policy and applicable law. Despite any inaccuracies that may exist in these investor forums, postings in these forums can result in the disclosure of information that may be harmful to the Company. Please see the Company’s Regulation FD and Disclosure Policy for more information.

Typically, public disclosure is accomplished by means of a press release cleared by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and/or the General Counsel, or in reports to the SEC. Only certain of the Company’s executive officers and legal and investor relations personnel may communicate with securities market professionals, stockholders and members of the media. Employees, officers and directors should refer any such inquiries to the appropriate Company personnel as indicated above.

Insiders are also prohibited from trading in the securities of competitors, customers, vendors or joint venture partners of the Company while in possession of material nonpublic information concerning those third parties. For example, if you learn material nonpublic information about another company with which the Company does business, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

Possible Sanctions

Violation of any of the securities laws described in this Policy may result in the institution of a prosecution or an SEC enforcement proceeding against the individual and the Company, or both. Some of the possible penalties for individuals who trade on inside information include:

▪Liability for Insider Trading. Insiders may be subject to civil penalties; criminal fines; and potential imprisonment for trading in securities when in possession of material nonpublic information. In addition, if the Company or any “controlling person” (i.e., a person in a supervisory capacity) fails to take appropriate steps to prevent an employee from engaging in insider trading, the Company or controlling person faces potential civil penalties and potential criminal penalties.

▪Liability for Tipping. Insiders may also be liable for improper transactions by a tippee to whom they have disclosed material nonpublic information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

▪ Possible Disciplinary Actions. Employees who violate this Policy will be subject to serious disciplinary action, which may include ineligibility for future participation in our equity incentive plans or termination of employment.

Quiet Periods and Pre-Trade Approvals

In order to provide a degree of certainty as to when insider trading is permissible with respect to the timing of quarterly and annual releases of financial information, the Company has established recurring “quiet periods” relative to such releases. Directors, all officers, other employees who have been notified by the General Counsel that they are subject to this Policy, and the family members of all such persons, are not permitted to buy, sell or gift Company securities during the periods commencing on the first (1st) business day following the end of each fiscal quarter and ending at the close of business, one (1) full Trading Day after quarterly or annual earnings are released to the public. Trading in Company securities at other times may be permissible, but all transactions in Company securities by directors, executive officers and other identified employees (as identified by the General Counsel from time to time and referred to herein as “Restricted Employees”) must be approved in writing in advance by the General Counsel and must be reported in writing to the General Counsel promptly after consummating the transaction. Transactions made pursuant to a properly authorized Trading Plan, as defined below, are not subject to the prohibition on trades made during quiet periods or the requirement to obtain advance written approval from the General Counsel, but they must be reported in writing to the General Counsel promptly after consummation.

The Company may impose additional quiet periods during which trading will not be allowed when there are developments which give rise to the need for public disclosure. Affected stockholders will be advised by memorandum from the General Counsel when these additional quiet periods are in effect and are prohibited from disclosing the existence of or reason for any such additional quiet period.

Trading Plans

The SEC has enacted rules (Rule 10b5-1 under the Exchange Act) that provide an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities in good faith and when you are not in possession of material, nonpublic information, even if it turns out that you had such information when the transaction is actually completed. The contract, instructions, or plan must, among other requirements:

•specify the amount, price and date of the transaction,
•specify an objective method for determining the amount, price and date of the transaction, or
•place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, in possession of material, nonpublic information (typically a broker).

You may not exercise discretion or influence over the amount, price and date of the transaction after entering into the arrangement. In this Policy, we refer to these arrangements as “Rule 10b5-1 Trading Plans.”

In certain limited circumstances, the Company may permit trading pursuant to other pre-established trading arrangements, including arrangements which qualify as “non-Rule 10b5-1 trading arrangements” under Item 408(c) of Regulation S-K under the Exchange Act. Together with Rule 10b5-1 Trading Plans, in this Policy we refer to such plans collectively as “Trading Plans.”

The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consult with your own legal advisor before proceeding with entering into any Trading Plan.

Any restrictions under this Policy that apply to you when purchasing or selling the Company’s securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material nonpublic information about the Company or its securities and, to the extent trading windows and special blackout periods apply to you, those restrictions must be complied with in connection with establishing a Trading Plan. Directors, executive officers and Restricted Employees are required to receive pre-clearance in writing in advance from the General Counsel before entering into, modifying or terminating any Trading Plan. Once a Trading Plan has been pre-cleared by the General Counsel, transactions executed pursuant to that Trading Plan do not require approval. However, as noted in Section III, if you are a director or an executive officer, you must immediately report all transactions executed under a Trading Plan to the General Counsel so that a Form 4 may be filed on your behalf.

In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a bona-fide Trading Plan may qualify for an affirmative defense under, and may not violate, the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan. Finally, modification or termination of any Trading Plan carries with it considerable risk, including the risk that previously executed transactions that occurred under the Trading Plan may be viewed as improper insider trades. For this reason, you should not modify or terminate any Trading Plan without first consulting with your own legal advisor.

Pledged Securities; Margin Loans

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold any of the Company’s securities in a margin account nor pledge the Company’s securities as collateral for a loan.

Hedging Restrictions

Employees, directors, and their respective family members may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

II.RESTRICTION ON SHORT-SWING TRADING AND SHORT SALES

Purchases and Sales Within Six Months

Executive officers and directors subject to the reporting obligations under Section 16 of the Exchange Act must take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act).

Broad-Based Employee Benefit Plans

Under Rule 16b-3, executive officers who are participants in the Company’s broad-based employee benefit plans are subject to the following Section 16 “short-swing profit” rules:

▪Discretionary transactions will only be exempt from “short-swing” liability if at least six (6) months have passed since an “opposite way” transaction has occurred in any employee benefit plan.
▪Discretionary transactions include an intra-plan transfer involving Company stock (a so-called “fund switch”) or a cash distribution funded by a volitional disposition of Company stock.

Therefore, among other things:

▪Executive officers should not increase the amount of a “benefit” plan election to purchase Company stock within six (6) months of a decrease in the amount of an election to purchase stock.
▪Executive officers should not instruct the administrator of any plan to dispose of shares if they have made a new election to increase their investment in Company stock in any of the plans within the prior six (6) months.
▪As long as executive officers do not decrease the amount of the elections to purchase stock, they can continue to increase the amounts of funds they invest in Company stock more frequently than six (6) months. After six (6) months have elapsed since the last increase, executive officers can then begin to decrease the amounts invested in Company stock or dispose of the stock if the plan permits and continue to elect to decrease their elections or dispose of the stock more frequently than six (6) months.

Restrictions on Short Sales and Options

In addition to the foregoing, all of the Company’s employees, directors and executive officers and their respective family members are prohibited from making sales of any equity securities of the Company which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale, referred to as “short sales.” All employees, directors and executive officers, and their respective family members, are also prohibited under this Policy from trading in derivatives, options and similar instruments that benefit from expectations of Company trading price decreases from the trading date. All other employees and their family members are heavily discouraged from trading options for, or selling “short,” Company securities.

III.REPORTING CHANGES IN OWNERSHIP OF COMPANY COMMON STOCK

General

Section 16(a) of the Exchange Act provides that executive officers, members of the Board of Directors and certain large stockholders of the Company must file with the SEC an initial report within 10 days of becoming an executive officer, member of the Board of Directors or large stockholder disclosing the amount of equity securities of the Company of which such person is a “beneficial owner.” This initial report is made on Form 3. Section 16(a) requires that any reporting persons subject to Section 16(a) must file electronically a transaction report on Form 4 with the SEC before the end of the second (2nd) business day following the day on which the transaction is executed. Section 16(a) requires that a Form 5 must generally be filed electronically within 45 days after the end of the Company’s fiscal year.

Covered Persons

Section 16(a) applies to all directors and officers of a public company and all beneficial owners of more than 10% of a public company’s registered equity securities. An “officer” is defined in the SEC’s Rule 16a-1(f) to mean generally a company’s chief executive officer, president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function, and any other officer who performs a policy-making function. To distinguish the officers subject to Section 16(a) from other officers of the Company, this Policy uses the term “executive officers” to describe those Company officers subject to Section 16(a).

In addition, because Section 16(a) is concerned with the beneficial ownership of securities, and because beneficial ownership entails voting and investment power rather than simply record ownership, reporting persons must be aware of and report the securities transactions effected by all related persons and entities whose stock ownership is attributable to them under Section 16(a) (e.g., family members living in the same household, trusts, partnerships, and corporations).

Covered Transactions

Section 16(a) applies to virtually every form of change in beneficial ownership of securities. Purchases and sales, gifts, contributions to trusts, stock option grants and exercises, restricted stock grants, stock grants under deferred compensation plans, intra-plan transfers involving an issuer equity security fund, Rule 10b5-1 plan transactions and other transfers of securities must be reported on a Form 4 filed with the SEC before the end of the second (2nd) business day following the day on which the transaction is executed.

Reports to the Company

The reporting requirements on Forms 3, 4 and 5 are the personal obligation of the reporting person. The Company will assist the reporting person in complying with these reporting requirements. In order to enable the Company to complete and file the reports on the reporting person’s behalf, the reporting person must immediately notify the General Counsel when a transaction is consummated. This notification must include the following information: (i) date of transaction; (ii) number of shares acquired or disposed of; (iii) price per share; and (iv) number of shares beneficially owned after the transaction.

Possible Sanctions

Any late or delinquent Form 4 filings are required to be reported in the Company’s proxy statement. In addition, the SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provision of the federal securities laws. Such relief could take the form of SEC enforcement proceedings that result in civil or criminal penalties, including monetary fines and imprisonment in particularly egregious cases.

Sales of “Control” and Restricted Stock Pursuant to Rule 144

The Company will also assist directors and executive officers with the reporting requirements for sales under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), though the filing of such reports remains the ultimate responsibility of the reporting person. Rule 144 provides a safe harbor under Section 4(a)(1) of the Securities Act for the unregistered resale of securities (provided that certain requirements are met, including any applicable holding periods), and is the primary method for affiliates, such as directors and executive officers, to resell their securities. Rule 144 requires affiliates to file a Form 144 with the SEC if the proposed resale involves more than 5,000 shares of securities, or has an aggregate sales price of more than $50,000, in any three-month period. Questions about Rule 144 should be addressed to the General Counsel prior to the consummation of a transaction.

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ACKNOWLEDGMENT OF RECEIPT

I hereby acknowledge that I have received a copy of the American Healthcare REIT, Inc. Amended and Restated Insider Trading Compliance Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties and that violation of the terms of the Amended and Restated Insider Trading Compliance Policy may subject me to discipline by American Healthcare REIT, Inc. up to and including termination for cause.

Signed:
Name (please print): _____________________________
Date: